Exhibit 99.01

Continucare Corporation Reports Record First Quarter Results

14th Consecutive Quarter of Year-Over-Year Improvement

MIAMI--(BUSINESS WIRE)--November 4, 2010--Continucare Corporation (NYSE: CNU) today reported financial results for its first quarter of fiscal 2011. Financial highlights for the quarter and other recent events include:

  Total revenue increased to $78.9 million, compared to $76.0 million for the same period last year;
  Income from operations increased to $9.4 million, compared to $8.6 million for the same period last year;
  Net income increased to $5.8 million, or $0.09 per diluted share, as compared to $5.3 million, or $0.09 per diluted share, for the same period last year;
  Further expansion of Seredor Corporation, a sleep services subsidiary, through the completion of three acquisitions; and
  The listing of Continucare’s common stock on the New York Stock Exchange effective November 1, 2010.

Continucare’s cash and cash equivalents was $34.3 million at September 30, 2010 compared to $37.5 million at June 30, 2010, while working capital was $44.7 million at September 30, 2010 compared to $49.5 million at June 30, 2010. Total liabilities were $18.3 million at September 30, 2010 compared to $17.8 million at June 30, 2010. Shareholders’ equity was $142.1 million at September 30, 2010 compared to $136.0 million at June 30, 2010.

“We are extremely pleased with our first quarter results. This represents our 14th consecutive quarter of year-over-year improvement and the results were a record for the fiscal period,” said Richard C. Pfenniger, Jr., Continucare’s Chairman and Chief Executive Officer. “Higher revenues and outstanding utilization outcomes resulted in improved margins, higher operating profits and increased net income. In addition, in the quarter we further expanded our sleep service subsidiary, Seredor Corporation, by completing three acquisitions while continuing to maintain an exceptionally healthy balance sheet.”

About Seredor Corporation

Seredor is a wholly-owned subsidiary of Continucare that operates and manages over 70 sleep diagnostic centers in 15 states. The centers conduct sleep studies to determine whether patients suffer from sleep disorders and, if so, the severity of the condition. Seredor's clinical staff is expertly trained in sleep disorders and works in partnership with physicians, respiratory therapists, and other clinicians utilizing state-of-the-art equipment to effectively diagnose and treat patients. The most common sleep disorder, obstructive sleep apnea or OSA, is a serious health condition that afflicts more than 18 million adults in the United States. For more information please visit www.seredor.com.

About Continucare Corporation

Continucare provides primary care physician services on an outpatient basis through a network of medical facilities. Continucare has 18 medical offices equipped with state-of-the-practice technology and staffed with experienced physicians and a comprehensive support staff. In addition, Continucare provides medical management services to independent physician affiliates who practice primary care medicine in South Florida. Also, through its subsidiary, Seredor Corporation, Continucare operates sleep diagnostic centers in 15 states. For more information please visit www.continucare.com.

Except for historical matters contained herein, statements made in this press release are forward-looking and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors and others are cautioned that forward-looking statements are subject to risks and uncertainties that may affect our business and prospects and cause our actual results to differ materially from those set forth in the forward-looking statements including the following: our operations are dependent on three health maintenance organizations; under our most important contracts we are responsible for the cost of medical services to our patients in return for a capitated fee; our revenues will be affected by the Medicare Risk Adjustment program; if we are unable to manage medical benefits expense effectively, our profitability will likely be reduced; a failure to estimate incurred but not reported medical benefits expense accurately will affect our profitability; we compete with many health care providers for patients and HMO affiliations; we may not be able to successfully recruit or retain existing relationships with qualified physicians and medical professionals; our business exposes us to the risk of medical malpractice lawsuits; we primarily operate in Florida; a significant portion of our voting power is concentrated; we are dependent on our executive officers and other key employees; we depend on the management information systems of our affiliated HMOs; we depend on our information processing systems; the volatility of our stock price; a failure to successfully implement our business strategy could materially and adversely affect our operations and growth opportunities; our intangible assets represent a substantial portion of our total assets; competition for acquisition targets and acquisition financing and other factors may impede our ability to acquire other businesses and may inhibit our growth; our acquisitions could result in integration difficulties, unexpected expenses, diversion of management’s attention and other negative consequences; recently enacted health care reform, including The Patient Protection and Affordable Care Act and The Health Care and Education Reconciliation Act of 2010, could have a material adverse effect on our business; a decrease to our Medicare capitation payments may have a material adverse effect on our results of operations, financial position and cash flows; we are subject to government regulation; the health care industry is subject to continued scrutiny; our insurance coverage may not be adequate, and rising insurance premiums could negatively affect our profitability; deficit spending and economic downturns could negatively impact our results of operations; and many factors that increase health care costs are largely beyond our ability to control. These and other applicable risks, cautionary statements and factors that could cause actual results to differ from our forward-looking statements are included in our most recent annual report on Form 10-K and other filings with the SEC and we urge you to read those documents. We undertake no obligation to update or revise these forward-looking statements to reflect events or circumstances after the date hereof except as required by law.

CONTINUCARE CORPORATION CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

ASSETS	September 30, 2010	June 30, 2010
Current assets:
Cash and cash equivalents	$34,346,447	$37,542,445
Certificate of deposit	-	668,755
Due from HMOs, net of a liability for incurred but not reported medical claims expense of approximately $22,484,000 and $23,394,000 at September 30, 2010 and June 30, 2010, respectively	17,157,442	18,920,388
Prepaid expenses and other current assets	3,948,085	2,631,136
Deferred income tax assets	139,615	140,057
Total current assets	55,591,589	59,902,781
Property and equipment, net	14,268,131	12,728,184
Goodwill	79,650,746	73,994,444
Intangible assets, net of accumulated amortization of approximately $5,032,000 and $4,705,000 at September 30, 2010 and June 30, 2010, respectively	7,877,740	4,296,507
Deferred income tax assets	2,880,592	2,830,929
Other assets, net	178,416	112,747
Total assets	$160,447,214	$153,865,592
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,516,470	$810,376
Accrued expenses and other current liabilities	6,277,952	9,041,162
Income taxes payable	3,128,446	590,673
Total current liabilities	10,922,868	10,442,211
Deferred income tax liabilities	7,260,494	7,145,507
Other liabilities	146,972	249,248
Total liabilities	18,330,334	17,836,966
Commitments and contingencies
Shareholders’ equity:
Common stock, $0.0001 par value: 100,000,000 shares authorized; 60,553,546 shares issued and outstanding at September 30, 2010 and 60,504,012 shares issued and outstanding at June 30, 2010	6,055	6,050
Additional paid-in capital	108,155,699	107,860,204
Accumulated earnings	33,955,126	28,162,372
Total shareholders’ equity	142,116,880	136,028,626
Total liabilities and shareholders’ equity	$160,447,214	$153,865,592

CONTINUCARE CORPORATION CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

	Three Months Ended September 30,
	2010	2009

Revenue	$78,941,845	$75,972,366
Operating expenses:
Medical services:
Medical claims	52,855,531	52,624,059
Other direct costs	8,583,475	7,572,219
Total medical services	61,439,006	60,196,278
Administrative payroll and employee benefits	3,151,280	3,259,097
General and administrative	4,929,076	3,878,513
Total operating expenses	69,519,362	67,333,888
Income from operations	9,422,483	8,638,478
Other income (expense):
Interest income	22,827	17,510
Interest expense	(6,490)	(3,370)
Income before income tax provision	9,438,820	8,652,618
Income tax provision	3,646,066	3,344,279

Net income	$5,792,754	$5,308,339

Net income per common share:
Basic	$.10	$.09
Diluted	$.09	$.09

Weighted average common shares outstanding:
Basic	60,550,244	59,416,938
Diluted	62,051,689	61,075,996

CONTINUCARE CORPORATION CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

	Three Months Ended September 30,
	2010	2009
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$5,792,754	$5,308,339
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	786,392	620,104
Provision for bad debts	161,390	-
Compensation expense related to issuance of stock options	398,589	296,895
Excess tax benefits related to exercise of stock options	-	(83,172)
Deferred tax expense	65,766	8,420
Changes in operating assets and liabilities, net of acquisitions:
Due from HMOs, net	1,762,946	5,659,734
Prepaid expenses and other current assets	(171,791)	194,225
Other assets, net	(30,426)	31,063
Accounts payable	404,717	(132,121)
Accrued expenses and other liabilities	(4,749,550)	(1,754,081)
Income taxes payable	3,580,300	1,095,859
Net cash provided by operating activities	8,001,087	11,245,265

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of certificates of deposit	-	(5,628)
Proceeds from maturity of certificate of deposit	668,755	-
Acquisition of sleep diagnostics centers, net of cash acquired	(10,840,201)	(1,348,614)
Purchase of property and equipment	(879,714)	(1,094,691)
Net cash used in investing activities	(11,051,160)	(2,448,933)

CASH FLOWS FROM FINANCING ACTIVITIES
Principal repayments under capital lease obligations	(42,836)	(38,826)
Proceeds from exercise of stock options	69,000	55,200
Shares withheld in connection with exercise of stock options	(172,089)	-
Excess tax benefits related to exercise of stock options	-	83,172
Net cash (used in) provided by financing activities	(145,925)	99,546

Net (decrease) increase in cash and cash equivalents	(3,195,998)	8,895,878
Cash and cash equivalents at beginning of period	37,542,445	13,895,823
Cash and cash equivalents at end of period	$34,346,447	$22,791,701

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for taxes	$-	$2,240,000
Cash paid for interest	$6,490	$3,370

CONTACT:
Continucare Corporation
Fernando L. Fernandez, Senior Vice President – Finance, 305-500-2105